                                                                     EXHIBIT 3.6


                       LIMITED LIABILITY COMPANY AGREEMENT


                                       OF


                         GENERAC PORTABLE PRODUCTS, LLC


                          EFFECTIVE AS OF JUNE 1, 1998

                                TABLE OF CONTENTS

                                                                                                PAGE
                                    ARTICLE I

                                    DEFINITIONS.................................................   1

                                   ARTICLE II

                            FORMATION OF THE COMPANY............................................   8
2.1      Formation..............................................................................   8
2.2      Name...................................................................................   8
2.3      Place of Business......................................................................   8
2.4      Registered Office and Registered Agent.................................................   8
2.5      Term...................................................................................   8
2.6      Purpose of the Company.................................................................   8

                                   ARTICLE III

                                  INITIAL MEMBERS...............................................   8

                                   ARTICLE IV

                                  CAPITAL OF THE COMPANY........................................   9
4.1      Capital Contributions; Member Interests; Capital Percentages...........................   9
4.2      Additional Contributions...............................................................   9
4.3      Record of Contributions................................................................  10
4.4      Interest...............................................................................  10
4.5      Withdrawal or Reduction of Members' Capital Contributions..............................  10
4.6      Loans to Company.......................................................................  10
4.7      Borrowing..............................................................................  10

                                    ARTICLE V

                            RIGHTS AND OBLIGATIONS OF MEMBERS...................................  10
5.1      Limitation of Members' Responsibility, Liability.......................................  10
5.2      Return of Distributions................................................................  11
5.3      Priority and Return of Capital.........................................................  11
5.4      Competition............................................................................  11
5.5      Admission of Additional Members........................................................  11
5.6      Resignation............................................................................  11
5.7      Indemnification........................................................................  11

                                   ARTICLE VI

                                MEETINGS OF MEMBERS.............................................   12
6.1      Meetings...............................................................................   12
6.2      Place of Meetings......................................................................   12
6.3      Notice of Meetings.....................................................................   12
6.4      Meeting of All Members.................................................................   12
6.5      Action by Members Without a Meeting....................................................   12
6.6      Waiver of Notice.......................................................................   12
6.7      Delegation to Board....................................................................   12

                                   ARTICLE VII

                       RIGHTS AND DUTIES OF DIRECTORS AND OFFICERS..............................   13
7.1      Management.............................................................................   13
7.2      Vacancies..............................................................................   13
7.3      Regular Meetings.......................................................................   13
7.4      Special Meetings.......................................................................   13
7.5      Meetings by Conference Telephone.......................................................   14
7.6      Quorum:  Vote Required for Action......................................................   14
7.7      Organization...........................................................................   14
7.8      Actions of the Board by Consent in Lieu of Meeting.....................................   14
7.9      Committees.............................................................................   14
7.10     Compensation and Reimbursement of Expenses.............................................   15
7.11     Powers of Board of Directors...........................................................   15
7.12     Liability of Directors.................................................................   17
7.13     Officers...............................................................................   17
7.14     Member Contributions...................................................................   20

                                  ARTICLE VIII

                               INDEMNIFICATION..................................................   20
8.1      Indemnification........................................................................   20
8.2      Power to Indemnify in Actions, Suits or Proceedings Other
             Than Those by or in the Right of the Company.......................................   21
8.3      Power to Indemnify in Actions, Suits or Proceedings
             by or in the Right of the Company..................................................   21
8.4      Authorization of Indemnification.......................................................   21
8.5      Good Faith Defined.....................................................................   22
8.6      Indemnification by a Court.............................................................   22
8.7      Advancement or Reimbursement of Expenses...............................................   22
8.8      Nonexclusivity and Survival of Indemnification.........................................   23
8.9      Insurance..............................................................................   23

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

8.10     Terms...................................................................................... 23

                                   ARTICLE IX

                                ALLOCATIONS......................................................... 24
9.1      Profits.................................................................................... 24
9.2      Losses..................................................................................... 24

                                    ARTICLE X

                             NET CASH FLOW AND DISTRIBUTIONS........................................ 27
10.1     Free Cash Flow............................................................................. 27
10.2     Distributions of Free Cash Flow............................................................ 27
10.3     Limitation Upon Distributions.............................................................. 28

                                   ARTICLE XI

                            ACCOUNTING METHOD, PERIOD, RECORDS AND REPORTS.......................... 28
11.1     Accounting Method.......................................................................... 28
11.2     Accounting Period.......................................................................... 28
11.3     Records, Audits and Reports................................................................ 28
11.4     Inspection................................................................................. 28
11.5     Preparation of Financial Statements........................................................ 28

                                   ARTICLE XII

                            TAX MATTERS............................................................. 29
12.2     Tax Information............................................................................ 29

                                  ARTICLE XIII

                            RESTRICTIONS ON TRANSFERABILITY......................................... 29
13.1     Transfer Restrictions...................................................................... 29

                                   ARTICLE XIV

                            DISSOLUTION AND TERMINATION............................................. 29
14.1  Dissolution Events............................................................................ 30
14.2  Winding Up.................................................................................... 31
14.3  Compliance With Certain Requirements of Regulations; Deficit Capital Accounts................. 32
14.4  Deemed Distribution and Recontribution........................................................ 32
14.5  Rights of Members............................................................................. 32
14.6  Notice of Dissolution/Termination............................................................. 33

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

14.7  Allocations During Period of Liquidation...................................................... 33
14.8  Character of Liquidating Distributions........................................................ 33
14.9  The Liquidator................................................................................ 33
14.10  Form of Liquidating Distributions............................................................ 34

                                   ARTICLE XV

                               MISCELLANEOUS PROVISIONS............................................. 34
15.1     Notices.................................................................................... 34
15.2     Application of Delaware Law................................................................ 34
15.3     Waiver of Action for Partition............................................................. 34
15.4     Execution of Additional Instruments........................................................ 35
15.5     Headings................................................................................... 35
15.6     Waivers.................................................................................... 35
15.7     Rights and Remedies Cumulative............................................................. 35
15.8     Severability............................................................................... 35
15.9     Heirs, Successors and Assigns.............................................................. 35
15.10    Beneficiaries.............................................................................. 35
15.11    Counterparts............................................................................... 35
15.12    Amendments................................................................................. 35
15.13    Waiver of Consequential and Punitive Damages............................................... 35
15.14    Other Terms................................................................................ 36

                       LIMITED LIABILITY COMPANY AGREEMENT


                  This Limited Liability Company Agreement (this "Agreement") is made and entered into as of June 1, 1998, by GPPD, Inc., a Delaware corporation, and GPPW, Inc., a Wisconsin corporation (the "Initial Members").

                  WHEREAS, the Initial Members desire to form a limited liability company named General Portable Products, LLC (the "Company") pursuant to the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et. seq. as amended (the "Delaware Act"), to engage in any lawful act or activity for which limited liability companies may be organized under the Delaware Act (the "Business"); and

                  WHEREAS, the Initial Members desire to provide for the orderly management of the affairs of the Company;

                  NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements herein contained, the Initial Members and all subsequent parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

                  "Adjusted Capital Account Deficit" shall mean, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

                  (i) Credit to such Capital Account any amounts which such Member is deemed to be obligated to restore pursuant to the penultimate sentences in Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

                  (ii) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and
1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

                  "Agreement" shall mean this Agreement as originally executed and as it may be amended from time to time hereafter.

                  "Allocation Year" shall mean (i) the period commencing on the Effective Date and ending on December 31, 1998, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31 or (iii) any portion of the period described in clauses (i) or (ii) for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Section 9 hereof.

                  "Bankruptcy" shall mean, with respect to any Person, a "Voluntary Bankruptcy" or an "Involuntary Bankruptcy." A "Voluntary Bankruptcy" means, with respect to any Person (i) the inability of such Person generally to pay its debts as such debts become due, or an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors, (ii) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its Property or (iii) corporate action taken by such Person to authorize any of the actions set forth above. An "Involuntary Bankruptcy" means, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against such Person which petition shall not be dismissed within ninety
(90) days, or without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the Property of such Person which order shall not be dismissed within ninety (90) days.

                  "Board of Directors" shall mean the board of directors of the Company.

                  "Business" shall have the meaning specified in the preamble.

                  "Business Day" shall mean any day except a Saturday, Sunday or other day on which commercial banking institutions in New York, New York are authorized by law or executive order to close.

                  "Capital Account" shall mean, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

                  (i) To each Member's Capital Account there shall be credited
(A) such Member's Capital Contributions, (B) such Member's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 9.3 or Section 9.4 hereof, and (C) the amount of any Company liabilities assumed by such Member or which are secured by any Property distributed to such Member. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note (or a Member related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2);

                  (ii) To each Member's Capital Account there shall be debited
(A) the amount of money and the Gross Asset Value of any Property distributed to such Member pursuant to any provision of this Agreement, (B) such Member's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 9.3 or Section 9.4 hereof, and
(C) the amount of any liabilities of such Member assumed by the Company or which are secured by any Property contributed by such Member to the Company;

                  (iii) In the event Member Interests are transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Member Interests; and

                  (iv) In determining the amount of any liability for purposes of subparagraphs (i) and (ii) above there shall be taken into account Code
Section 752(c) and any other applicable provisions of the Code and Regulations.

                  The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Board of Directors shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Members, are computed in order to comply with such Regulations, the Board of Directors may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Article XIV hereof upon the dissolution of the Company. The Board of Directors also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

                  "Capital Contribution" shall mean any contribution to the capital of the Company in cash or property by a Member whenever made.

                  "Capital Percentage" shall mean a Member's percentage ownership interest in the Company, which initially shall be as set forth in
Section 4.1.

                  "Certificate of Formation" shall mean the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware pursuant to the Delaware Act to form the Company, as originally executed and amended, modified, supplemented or restated from time to time, as the context requires.

                  "Code" shall mean the United States Internal Revenue Code of 1986, as amended, from time to time.

                  "Company Minimum Gain" has the meaning given the term "partnership minimum gain"in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

                  "Debt" shall mean (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bonds, or other instruments, (ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by the Company whether or not the Company has assumed or become liable for the obligations secured thereby,
(iv) any obligation under any interest rate swap agreement, (v) accounts payable and (vi) obligations under direct or indirect guarantees of (including obligations (contingent or otherwise) to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i),
(ii), (iii), (iv) and (v) above, provided that Debt shall not include obligations in respect of any accounts payable that are incurred in the ordinary course of the Company's business and are not delinquent or are being contested in good faith by appropriate proceedings.

                  "Delaware Act" shall have the meaning specified in the preamble.

                  "Delaware Law" shall mean the laws of the State of Delaware, including without limitation, the Delaware Act and the Delaware General Corporation Law.

                  "Depreciation" shall mean, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Allocation Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Directors.

                  "Director" shall mean any Person appointed or elected to serve as a director of the Company under this Agreement. As used herein, the term "Director" shall mean a "manager" of the Company, as such term is defined in
Section 18-101 of the Delaware Act.

                  "Dissolution Event" has the meaning set forth in Section 14.1(a) of this Agreement.

                  "Entity" shall mean any foreign or domestic general partnership, limited partnership, limited liability company, corporation, joint enterprise, trust, business trust, employee benefit plan, cooperative or association.

                  "Fiscal Year" shall mean the Company's fiscal year, which shall be a calendar year unless otherwise determined by the Board of Directors in accordance with Section 706(b) of the Code.

                  "Gross Asset Value" shall mean with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                  (i) The initial Gross Asset Value of any asset (other than cash) contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Board of Directors;

                  (ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account) as determined by the Board of Directors as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; and (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses (A) and (B) of this paragraph shall be made only if the Board of Directors reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

                  (iii) The Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Board of Directors; and

                  (iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph
(vi) of the definition of "Profits" and "Losses" or Section 9.3(c) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph
(ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

                  "Initial Capital Contribution" shall mean the initial Capital Contribution by a Member pursuant to Section 4.1 of this Agreement.

                  "Issuance Items" has the meaning set forth in Section 9.3(h) hereof.

                  "Member" shall mean each Initial Member and each Person who at any time executes a counterpart of this Agreement as a member of the Company pursuant to the terms of this Agreement and who has not ceased to be a Member.

                  "Member Interest" shall mean a Member's ownership interest in the Company, including such Member's share of the profits and losses of the Company, such Member's right to receive distributions of the Company's assets and such Member's other rights as a Member.

                  "Member Nonrecourse Debt" has the same meaning as the term "Member nonrecourse debt" in Section 1.704-2(b)(4) of the Regulations.

                  "Member Nonrecourse Debt Minimum Gain" shall mean an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

                  "Member Nonrecourse Deductions" has the same meaning as the term "Member nonrecourse deductions" in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

                  "Net Cash Flow" means the gross cash proceeds of the Company less the portion thereof used to pay or establish reserves for all Company expenses, debt payments, capital improvements, replacements, and contingencies, all as determined by the Board of Directors. "Net Cash Flow" shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established pursuant to the first sentence of this definition.

                  "Nonrecourse Deductions" has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

                  "Nonrecourse Liability" has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

                  "Person" shall mean any individual or Entity, and any heir, executor, administrator, legal representative, successor or assign thereof where the context so admits.

                  "Profits" and "Losses" mean, for each Allocation Year, an amount equal to the Company's taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

                  (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be added to such taxable income or loss;

                  (ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be subtracted from such taxable income or loss;

                  (iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

                  (iv) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

                  (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of Depreciation;

                  (vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

                  (vii) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 9.3 or Section 9.4 hereof shall not be taken into account in computing Profits or Losses.

                  The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 9.3 and 9.4 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

                  "Property" shall mean all real and personal property acquired by the Company, including cash, and any improvements thereto, and shall include both tangible and intangible property.

                  "Regulations" shall mean the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are amended from time to time.

                  "Regulatory Allocations" has the meaning set forth in Section
9.4 hereof.

                  "Tax Matters Member" has the meaning set forth in Section 12.1 hereof.

                  In addition to the foregoing defined terms, certain additional terms are defined in the text hereof.

                                   ARTICLE II

                            FORMATION OF THE COMPANY

                  2.1 Formation. The Certificate of Formation of the Company has been filed or will be filed with the Secretary of State of the State of Delaware pursuant to the Delaware Act.

                  2.2 Name. The name of the Company is General Portable Products, LLC. If the Company shall conduct business in any jurisdiction other than the State of Delaware, it shall register the Company or its trade name with the appropriate authorities in such state in order to have the legal existence of the Company recognized.

                  2.3 Place of Business. The Company may locate its places of business and registered office at any place or places as the Board of Directors of the Company may from time to time deem advisable.

                  2.4 Registered Office and Registered Agent. The Company's registered office shall be at the office of its registered agent at 1013 Centre Road, Wilmington, Delaware 19805, and the name of its initial registered agent at such address shall be Corporation Service Company.

                  2.5 Term. The term of the Company commenced on the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware pursuant to the Delaware Act and the term of the Company and this Agreement shall not be perpetual, but shall continue until the winding up and dissolution of the Company and its business is completed following a dissolution, as provided in Article XIV.

                  2.6 Purpose of the Company. The purpose of the Company shall be to conduct the Business and to engage in any and all activities related or incidental to the foregoing. The Company shall have any and all powers necessary or desirable to carry out such purpose and the Business to the extent the same may be legally exercised by limited liability companies under the Delaware Act. The Company shall carry out the foregoing activities pursuant to the Certificate of Formation and this Agreement.


                                   ARTICLE III

                                 INITIAL MEMBERS

                  The name and place of business or mailing address of each of the Initial Members is as follows:

                  GPPD, Inc.
                  c/o The Beacon Group
                  399 Park Avenue, 17th Floor
                  New York, New York 10022

                  GPPW, Inc.
                  c/o The Beacon Group
                  399 Park Avenue, 17th Floor
                  New York, NY 10022


                                   ARTICLE IV

                             CAPITAL OF THE COMPANY

                  4.1 Capital Contributions; Member Interests; Capital Percentages. Simultaneously with the execution and delivery of this Agreement, each Initial Member is acquiring a Member Interest, which interest shall be expressed as a Capital Percentage, in exchange for a Capital Contribution in cash as follows:


                                Initial Capital           Initial Capital
        Member                   Contribution                Percentage
        ------                   ------------                ----------
      GPPD, Inc.                  $95.00                          95%

      GPPW, Inc.                  $ 5.00                           5%


               4.2 Additional Contributions. Except as expressly provided for in
Section 4.1 or the next sentence of this Section 4.2, no Member shall have any obligation to provide funds to the Company, whether by Capital Contributions, loans, return of monies received pursuant to the terms of this Agreement or otherwise. Each Member shall be required to make additional Capital Contributions at such times and in such amounts as may be approved by the Members unanimously. The existence of liabilities of the Company in excess of the amount of assets available to discharge such liabilities shall not, in the absence of a call by the Members for further contributions, create a liability on the part of any Member for additional Capital Contributions to meet such deficit. The obligations of Members to make additional Capital Contributions and their liability to the Company and other Members with respect thereto shall not confer any rights on any third parties. Unless otherwise determined by the Members unanimously, all additional Capital Contributions shall be made in proportion to the relative Capital Percentages of the Members.

               4.3 Record of Contributions. The books and records of the Company shall reflect the amount of cash, cash equivalents and the fair value of any other property contributed by each Member to the Company.

               4.4 Interest. No interest shall be paid by the Company on Capital Contributions.

               4.5 Withdrawal or Reduction of Members' Capital Contributions.

               (a) A Member shall not be entitled to withdraw any part of its Capital Contribution or to receive any distribution from the Company, except as otherwise provided in this Agreement.

               (b) A Member shall not receive out of the Company's property any part of its Capital Contributions until all liabilities of the Company, except liabilities to Members on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay them.

               (c) A Member, irrespective of the nature of its Capital Contribution, shall have no right to receive anything other than cash upon any return of its Capital Contribution provided for by this Agreement.

               4.6 Loans to Company. Nothing in this Agreement shall prevent any Member from making secured or unsecured loans to the Company by agreement with the Company. Loans by a Member to the Company shall not be considered Capital Contributions.

               4.7 Borrowing. In the event that the Company, in order to discharge costs, expenses or indebtedness, requires funds in excess of the funds provided by Capital Contributions of the Members and by revenues, the Board of Directors shall be authorized, at any time and from time to time, but subject to the other provisions of this Agreement, to cause the Company to borrow additional funds, as shall in the judgment of the Board of Directors be sufficient for such purposes and upon such terms as the Board of Directors may deem advisable.

                                    ARTICLE V

                        RIGHTS AND OBLIGATIONS OF MEMBERS

               5.1 Limitation of Members' Responsibility, Liability. The Members shall not perform any act on behalf of the Company, incur any expense, obligation or indebtedness of any nature on behalf of the Company, or in any manner participate in the management of the Company, except as specifically contemplated hereunder. No Member shall be liable under a judgment, decree or order of a court, or in any other manner, except as agreed to by any such Member, for the indebtedness or any other obligations or liabilities of the Company or liable, responsible or accountable in damages to the Company or its Members for breach of fiduciary duty as a Member, for any acts performed within the scope of the authority conferred on it by this Agreement, or for its failure or refusal to perform any acts except those expressly required by or pursuant to the terms of this Agreement, or for any debt or loss in connection with the affairs of the Company, except as required by the Delaware Act.

               5.2 Return of Distributions. In accordance with Section 18-607 of the Delaware Act, a Member will be obligated to return any distribution from the Company only as provided by applicable law.

               5.3 Priority and Return of Capital. Except as may be provided in this Agreement, no Member shall have priority over any other Member, either as to the return of Capital Contributions or as to profits, losses or distributions; provided that this Section shall not apply to loans (as distinguished from Capital Contributions) that a Member has made to the Company.

               5.4 Competition. Except as otherwise expressly provided in this Agreement, each Member may engage in or possess an interest in any other business venture or ventures, including any activity that is competitive with the Company without offering any such opportunity to the Company, and neither the Company nor the other Member shall have any rights in or to such venture or ventures or activity or the income or profits derived therefrom.

               5.5 Admission of Additional Members. The Company shall not admit additional Members without the prior written consent of all of the Members.

               5.6 Resignation. Without the prior approval of all other Members, no Member may resign from the Company.

               5.7 Indemnification. To the extent permitted by law, the Company shall (to the extent of the assets of the Company) indemnify, defend and hold harmless each Member and each officer, employee and director of such Member from and against all losses, expenses, claims or liabilities, including reasonable attorneys' fees and disbursements, arising out of or in connection with the indebtedness or any other obligation or liabilities of the Company, other than losses, expenses, claims or liabilities of such indemnified Member which result from a violation in any material respect of any of the provisions of this Agreement or fraud, willful misconduct, gross negligence or misappropriation of funds. The foregoing indemnity expressly includes an indemnity with respect to the negligence (excluding the gross negligence) of a Member.

                                   ARTICLE VI

                               MEETINGS OF MEMBERS

               6.1 Meetings. Meetings of the Members, for any purpose or purposes, unless otherwise prescribed by law, may be called by the Chairman of the Board of Directors or the President of the Company or by any Member. The chairperson at any meeting shall be designated by the Chairman of the Board of Directors or the President of the Company.

               6.2 Place of Meetings. Meetings of the Members shall be held at the principal place of business of the Company or at such other place as may be designated by the Chairman of the Board of Directors or the President of the Company.

               6.3 Notice of Meetings. Except as provided in Section 6.4, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be sent not less than five (5) days before the date of the meeting, either personally, by facsimile or by mail, by or at the direction of the person calling the meeting, to each Member.

               6.4 Meeting of All Members. If all of the Members shall meet at any time and place and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting any lawful action may be taken.

               6.5 Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by all Members and delivered to the Secretary or any Assistant Secretary of the Company for inclusion in the minutes or for filing with the Company records. Action taken under this Section is effective when all Members have signed the consent, unless the consent specifies a different effective date.

               6.6 Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at or after the time stated therein, shall be equivalent to the giving of such notice.

               6.7 Delegation to Board. Except as may be otherwise specifically provided in this Agreement or the Delaware Act, the Members agree that they shall act solely through the mechanisms provided herein relating to the appointment and authority of the Board of Directors.

                                   ARTICLE VII

                   RIGHTS AND DUTIES OF DIRECTORS AND OFFICERS

               7.1 Management. Subject to any powers reserved to the Members under this Agreement, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed by, a Board of Directors consisting of at least one Director, which shall be responsible for the management and operations of the Company and shall have all powers necessary to manage and control the Company, to conduct its business, and to implement any decision of the Members adopted pursuant to this Agreement. In managing the business and affairs of the Company and exercising its powers, the Board of Directors may delegate power and authority to one or more officers of the Company, who shall exercise such powers and perform such duties as are specified in Section 7.13. The number of Directors constituting the initial Board of Directors shall be [___]. The number of Directors constituting the Board of Directors may be increased or decreased from time to time by resolution of the Members. Except as provided in Section 7.2 hereof, Directors shall be elected by the Members holding a plurality of the Member Interests, and each Director so elected shall hold office for the full term to which he shall have been elected and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Any Director may resign at any time upon notice to the Company. A Director need not be a Member of the Company or a resident of the State of Delaware.

               7.2 Vacancies. Any newly created directorship or any vacancy occurring in the Board of Directors for any cause may be filled by an affirmative vote of a majority of the remaining Directors then in office, though less than a quorum, or by a sole remaining Director, and each Director so elected shall hold office for the remainder of the full term in which the new directorship was created or the vacancy occurred and until such Director's successor is duly elected and qualified, or until his earlier death, resignation or removal.

               7.3 Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine, and if so determined, notices thereof need not be given.

               7.4 Special Meetings. Special meetings of the Board of Directors may be held at any time, whenever called by the Chairman of the Board of Directors, the President of the Company or a majority of Directors then in office, at such place or places within or without the State of Delaware as may be stated in the notice of the meeting. Notice of the time and place of a special meeting must be given by the person or persons calling such meeting at least twenty-four (24) hours, before the special meeting. The attendance of a Director at any meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the sole purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

               7.5 Meetings by Conference Telephone. Unless otherwise restricted by this Agreement or the Delaware Act, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in a meeting pursuant to this
Section 7.5 shall constitute presence in person at such meeting.

               7.6 Quorum: Vote Required for Action. Except as may be otherwise specifically provided by law or this Agreement, at all meetings of the Board of Directors a majority of the whole Board of Directors shall constitute a quorum for the transaction of business. The vote of a majority of the Directors present at any meeting of the Board of Directors at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

               7.7 Organization. Meetings of the Board of Directors shall be presided over by the Chairman of the Board of Directors, or, in his absence, by the President of the Company. The Secretary of the Company shall act as secretary of the meeting, but in his or her absence the chairman of the meeting may appoint any Person to act as secretary of the meeting.

               7.8 Actions of the Board by Consent in Lieu of Meeting. Unless otherwise restricted by this Agreement or the Delaware Act, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee.

               7.9 Committees. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more of the Directors of the Company. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any absent or disqualified member. Any committee, to the extent provided in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers which may require it. Each committee shall keep regular minutes and report to the Board of Directors when required.

               The designation of any such committee and the delegation thereto of authority shall not operate to relieve the Board of Directors, or any member thereof, of any responsibility imposed upon it or him by law, nor shall such committee function where action of the Board of Directors is required under applicable law. The Board of Directors shall have the power at any time to change the membership of any such committee and to fill vacancies in it. A majority of the members of any such committee shall constitute a quorum. Each such committee may elect a chairman and appoint such subcommittees and assistants as it may deem necessary. Except as otherwise provided by the Board of Directors, meetings of any committee shall be conducted in the same manner as the Board of Directors conducts its business pursuant to this Agreement, as the same shall from time to time be amended. Any member of any such committee elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Company will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of a member of a committee shall not of itself create contract rights.

               7.10 Compensation and Reimbursement of Expenses. The Directors shall receive such compensation for their services as shall be determined by the Board of Directors. The Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors as a stated salary as Director. No such reimbursement shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor.

Members of special or standing committees may be allowed like reimbursement for attending committee meetings.

               7.11 Powers of Board of Directors. Without limiting the generality of Section 7.1, the Board of Directors shall have power and authority to cause the Company to take any of the following actions:

                       (a) To construct, operate, maintain, improve, expand, buy, acquire, own, hold, sell, convey, assign, mortgage, finance, refinance, rent or lease real or personal property, foreign or domestic, in the name of the Company;

                       (b) To incur debt or liabilities, secured or unsecured, on behalf of the Company and to secure the same by mortgaging, assigning for security purposes, pledging, or otherwise hypothecating, all or any part of the property and assets of the Company (and in connection therewith to place record title to any such property or assets in the name or names of a nominee or nominees);

                        (c) To purchase liability and other insurance to protect the Company's property and business;

                       (d) To invest any Company funds temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper or other investments, and to pay and otherwise perform the Company's debts, liabilities and other obligations;

                        (e) To sell or otherwise dispose of the assets of the Company;

                       (f) To execute on behalf of the Company instruments and other documents, including, without limitation, checks, drafts, notes and other negotiable instruments, mortgages or deeds of trust, security agreements, financing statements, documents providing for the acquisition, mortgage or disposition of the Company's property, assignments, bills of sale, leases, partnership agreements, and other instruments or documents necessary or appropriate to the business of the Company (including any agreement between the Company and one or more Members and any agreements between the Company and the Directors or officers including indemnification agreements providing for the advancement of expenses, among other things);

                        (g) To employ accountants, legal counsel, managing agents or other experts to perform services for the Company;

                       (h) To execute, deliver, enter into, perform and carry out any and all other agreements and contracts on behalf of the Company, with any other Person for any purpose, in such forms as the Board of Directors may approve;

                        (i) To bring, defend and settle actions and suits at law, in equity or otherwise and to pursue appeals thereof;

                        (j) To adopt policies and guidelines for the Company consistent with this Agreement;

                        (k) To issue Member Interests or other equity securities; and

                        (l) To do and perform all other acts as may be necessary or appropriate to the conduct of the Company's business.

Unless authorized to do so by this Agreement (reference being made specifically to the authority conferred upon officers pursuant to Section 7.13) or by the Board of Directors, no Member, agent or employee of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose.

               7.12 Liability of Directors. No Director shall be liable under any judgment, decree or order of a court, or in any other manner, for any debt, obligation or liability of the Company by reason of his acting as a Director of the Company. A Director of the Company shall not be personally liable to the Company or its Members for monetary damages for breach of fiduciary duty as a Director, except for (i) liability for any acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) for a distribution, redemption or purchase of or with respect to Member Interests in violation of Delaware Law. If the laws of the State of Delaware are amended after the date of this Agreement to authorize action further eliminating or limiting the personal liability of a Director, then the liability of a Director of the Company, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended laws of the State of Delaware. Any repeal or modification of this Section 7.12 shall be prospective only, and shall not adversely affect any limitation on the personal liability of a Director of the Company existing at the time of such repeal or modification or thereafter arising as a result of acts or omissions prior to the time of such repeal or modification.

                7.13 Officers.

               (a) General. The officers of the Company shall be appointed by the Board of Directors and shall be a President, a Secretary and a Treasurer. Additionally, the Board of Directors, in its discretion, may appoint a Chairman of the Board of Directors (who must be a Director), a Chief Executive Officer, and one or more Vice Presidents (including any Executive Vice President or Assistant Vice President), Assistant Secretaries, Assistant Treasurers and such other officers as the Board of Directors may from time to time designate. Any number of offices may be held by the same person. The salaries of all officers of the Company shall be fixed by the Board of Directors and may be altered by the Board of Directors from time to time except as otherwise provided by contract. All officers shall be entitled to be paid or reimbursed for all costs and expenditures incurred on behalf of the Company.

               (b) Election; Vacancies; Removal. The officers of the Company shall hold their offices for such terms and shall exercise such powers and perform such duties as described in this Agreement and as shall be determined from time to time by the Board of Directors; and all officers of the Company shall hold office until their successors are chosen and qualified or until their earlier resignation or removal. Whenever any vacancies shall occur in any office by death, resignation, removal, increase in the number of officers of the Company, or otherwise, the same shall be filled by the Board of Directors, and the officer so appointed shall hold office until his successor is chosen and qualified. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors. Such removal may be with or without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

               (c) Chairman of the Board of Directors. The Chairman of the Board of Directors, if any, shall preside, if present, at all meetings of the Board of Directors and shall perform such additional functions and duties as the Board of Directors may prescribe from time to time.

               (d) Chief Executive Officer. The Chief Executive Officer, who may be the Chairman or Vice Chairman of the Board of Directors and/or the President, shall have general and active management of the business of the Company and shall see that all orders and resolutions of the Board of Directors are carried into effect. The Chief Executive Officer may sign deeds, mortgages, bonds, contracts or other instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by this Agreement to some other officer or agent of the Company, or shall be required by law to be otherwise signed and executed. The Chief Executive Officer shall also perform all duties incident to the office of Chief Executive Officer and such other duties and may exercise such other powers as may be assigned by this Agreement or prescribed by the Board of Directors from time to time.

               (e) President. The President shall, subject to the control of the Board of Directors and the Chief Executive Officer, in general, supervise and control all of the business and affairs of the Company. The President shall preside at all meetings of the Members. The President may sign any deeds, mortgages, bonds, contracts or other instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by this Agreement to some other officer or agent of the Company, or shall be required by law to be otherwise signed and executed. The President shall also perform all duties incident to the office of President and such other duties as may be prescribed by the Board of Directors from time to time.

               (f) Vice Presidents. Any Vice President, in the order of seniority, unless otherwise determined by the Board of Directors, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President. They shall also perform the usual and customary duties that pertain to such office and generally assist the President by executing contracts and agreements and exercising such other powers and performing such other duties as are delegated to them by the President and as the Board of Directors may further prescribe.

               (g) Secretary. The Secretary shall attend, to the extent possible, all meetings of Members and record all the proceedings thereat in a book or books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the Members, and shall perform such other duties as may be prescribed by the Board of Directors or President, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of meetings of the Members, and if there is no Assistant Secretary, then the Board of Directors or President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Company and the Secretary shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by the signature of the Secretary. The Board of Directors or President may give general authority to any other officer to affix the seal of the Company and to attest the affixing by his or her signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be. The duties of the Secretary may be performed by any Assistant Secretary.

               (h) Treasurer. The Treasurer shall have custody of the funds of the Company as may be entrusted to his or her keeping and account for the same. The Treasurer shall be prepared at all times to give information as to the condition of the Company and shall make an annual report of the entire business and financial condition of the Company. The Treasurer shall also perform, under the direction and subject to the control of the Board of Directors, such other duties as may be assigned to him or her. The duties of the Treasurer may also be performed by any Assistant Treasurer.

               (i) Assistant Vice Presidents. The Assistant Vice President(s) shall generally assist the President and Vice President(s) and exercise such other powers and perform such other duties as may be prescribed by the Board of Directors from time to time.

               (j) Assistant Secretaries. Except as may be otherwise provided in this Agreement, any Assistant Secretary shall perform such duties and have such powers as from time to time may be assigned to him or her by the Board of Directors, the President or the Secretary and, in the absence of the Secretary, or in the event of his or her disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

               (k) Assistant Treasurers. Except as may be otherwise provided in this Agreement, any Assistant Treasurer shall perform such duties and have such powers as from time to time may be assigned to him or her by the Board of Directors, the President or the Treasurer, if there is one, and, in the absence of the Treasurer or in the event of his or her disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer.

               (l) Other Officers. Such other officers as the Board of Directors may appoint shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Company the power to choose such other officers and to prescribe their respective duties and powers.

               (m) Delegation of Authority. In the case of any absence of any officer of the Company or for any other reason that the Board of Directors may deem sufficient, the Board of Directors may delegate some or all of the powers or duties of such officer to any other officer or to any Director, employee, Member, unitholder or agent for whatever period of time seems desirable.

               (n) Voting Securities Owned by the Company. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Company may be executed in the name and on behalf of the Company by the Chief Executive Officer, the President or any Vice President, and any such officer may, in the name of and on behalf of the Company, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any entity in which the Company may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Company might have exercised and possessed if present. The Board of Directors may confer like powers upon any other person or persons.

               7.14 Member Contributions. The directors and officers of the Company shall not have any personal liability for the repayment of any Capital Contributions of any Member.

                                  ARTICLE VIII

                                 INDEMNIFICATION

               8.1 Indemnification. Each person who at any time shall be, or shall have been, Director, officer, employee or agent of the Company, or any person who, while a Director, officer, employee or agent of the Company, is or was serving at the request of the Company as a director, member, manager, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another Entity, shall be entitled to indemnification as and to the fullest extent permitted by the provisions of Delaware Law or any successor statutory provisions, as from time to time amended. The foregoing right of indemnification shall not be deemed exclusive of any other rights to which one to be indemnified may be entitled as a matter of law or under this Agreement, any other agreement, by vote of the Members or determination of the Board of Directors or otherwise, both as to any action in an official capacity and as to action in another capacity while holding such office. Any repeal of this Section 8.1 shall be prospective only, and shall not adversely affect any right of indemnification existing at the time of such repeal or modification or thereafter arising as a result of acts or omissions prior to the time of such repeal or modification.

               8.2 Power to Indemnify in Actions, Suits or Proceedings Other Than Those by or in the Right of the Company. Without limiting the provisions of
Section 8.1, subject to Section 8.4 the Company shall indemnify, to the full extent not prohibited by law, any person who was or is a party or is threatened to be made a party (including a witness) to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a Director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, member, manager, officer, employee or agent of another Entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

               8.3 Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Company. Without limiting the provisions of Section 8.1, subject to Section 8.4, the Company shall, to the full extent not prohibited by law, indemnify any person who was or is a party or is threatened to be made a party (including a witness) to any threatened, pending or completed action, suit or proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a Director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, member, manager, officer, employee or agent of another Entity against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

               8.4 Authorization of Indemnification. Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Company as permitted by Delaware Law or as authorized in the specific case upon a determination that indemnification is proper in the circumstances because it is permitted under Delaware Law or the applicable standards of conduct set forth in
Section 8.2 or Section 8.3, as the case may be, have been met. Such determination shall be made, in the case of any Director or officer, (i) by a vote of the disinterested Directors, (ii) if a majority of Directors are not disinterested by independent legal counsel in a written opinion or (iii) by the Members. Such determination shall be made, in the case of an employee or agent of the Company who is not a Director or officer of the Company, as specified in the preceding sentence or by the President or any officer authorized by the President. To the extent, however, that the Director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

               8.5 Good Faith Defined. For purposes of any determination under this Article VIII, a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of the other Directors, Members, officers, employees or committees of the Company or by any other person as to matters the person seeking indemnification reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to the Members might properly be paid. The provisions of this Section 8.5 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standards of conduct set forth in the provisions of Delaware Law, or in Section 8.2 or Section 8.3, as the case may be.

               8.6 Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 8.4, and notwithstanding the absence of any determination thereunder, any Director, officer, employee or agent may apply to any court of competent jurisdiction for indemnification to the extent otherwise permissible under Delaware Law or this Article VIII. The basis of such indemnification by a court shall be a determination by such court that indemnification of the Director, officer, employee or agent is proper in the circumstances because it is permitted under the provisions of the Delaware Law, or the

Director, officer, employee or agent has met the applicable standards of conduct set forth in Section 8.2 or Section 8.3, as the case may be. Notice of any application for indemnification pursuant to this Section 8.6 shall be given to the Company promptly upon the filing of such application.

               8.7 Advancement or Reimbursement of Expenses. The Company shall pay in advance or reimburse expenses actually or reasonably incurred or anticipated by such Director or officer in connection with his appearance as a witness or other participation in a proceeding whether or not such Director or officer is a named defendant or a respondent in the proceeding. To obtain indemnification or an expense advance, the person requesting indemnification shall submit to the Company a written request with such information as is reasonably available to him. If the expense advance is to be paid prior to final disposition of the proceeding, there shall be included a written statement of such person's good faith belief that he has met the necessary standard of conduct under the Delaware Law and an undertaking to repay any amount paid if it is ultimately determined that those conduct requirements were not met. If, within sixty days of the Company's receipt of the request, the request for payment is not acted on or the Company refuses to indemnify or advance expenses as required by this Article VIII, such person shall have the right to an adjudication in any court of competent jurisdiction of such person's entitlement to such indemnification or expense advance.

               8.8 Nonexclusivity and Survival of Indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article VIII shall not be deemed exclusive of any other rights to which one seeking indemnification and advancement of expenses may be entitled under this Agreement, any other agreement, by vote of Members or determination of the Board of Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the Company that indemnification of any person specified in this Article VIII shall be made to the fullest extent permitted by law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in this Article VIII but whom the Company has the power or obligation to indemnify under the provisions of the Delaware Act or otherwise.

               8.9 Insurance. The Company may purchase and maintain insurance on behalf of any person who is or was a Member, Director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a member, manager, director, officer, employee or agent of an Entity against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Company would have the power or the obligation to indemnify him against such liability under the provisions of this Article VIII.

               8.10 Terms. For purposes of this Article VIII, references to "the Company" shall include, in addition to the resulting limited liability company, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger, which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent entity, or is or was serving at the request of such constituent entity as a director, officer, employee or agent of another entity, shall stand in the same position under the provisions of this Article VIII in respect of the resulting or surviving entity as he would have with respect to such constituent entity if its separate existence had continued.

                                   ARTICLE IX

                                   ALLOCATIONS

               9.1 Profits. For After giving effect to the special allocations set forth in Sections 9.3 and 9.4, Profits for any Allocation Year shall be allocated to the Members in proportion to their Capital Percentages.

               9.2 Losses. After giving effect to the special allocations set forth in Sections 9.3 and 9.4 and subject to Section 9.5, Losses for any Allocation Year shall be allocated to the Members in proportion to their Capital Percentages.

               9.3 Special Allocations. The following special allocations shall be made in the following order:

               (a) Minimum Gain Chargeback. Except as otherwise provided in
Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Section 9, if there is a net decrease in Company Minimum Gain during any Allocation Year, each Member shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with sections 1.704-2(f)(6) and 1.704-2(j) (2) of the Regulations. This Section 9.3(a) is intended to comply with the minimum gain chargeback requirement in
Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

               (b) Member Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Section 9, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704- 2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 9.3(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

               (c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of
the Regulations, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this Section 9.3(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 9 have been tentatively made as if this Section 9.3(c) were not in the Agreement.

               (d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Allocation Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 9.3(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 9 have been made as if Section 9.3(c) and this Section 9.3(d) were not in the Agreement.

               (e) Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Members in proportion to their respective Capital Percentages.

               (f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

               (g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Code
Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member's interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

               (h) Allocations Relating to Taxable Issuance of Member Interests. Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of Member Interests by the Company to a Member (the "Issuance Items") shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

               9.4 Curative Allocations. The allocations set forth in Sections 9.3(a), 9.3(b), 9.3(c), 9.3(d), 9.3(e), 9.3(f), 9.3(g) and 9.5 (the "Regulatory
Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 9.4. Therefore, notwithstanding any other provision of this Section 9 (other than the Regulatory Allocations), the Board of Directors shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 9.1, 9.2, and 9.3(h).

               9.5 Loss Limitation. Losses allocated pursuant to Section 9.2 hereof shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Allocation Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 9.2 hereof, the limitation set forth in this Section
9.5 shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member's Capital Accounts so as to allocate the maximum permissible Losses to each Member under Section 1.704-1(b)(2)(ii)(d) of the Regulations.

               9.6 Other Allocation Rules. (a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by Board of Directors using any permissible method under Code Section 706 and the Regulations thereunder.

               (b) The Members are aware of the income tax consequences of the allocations made by this Section 9 and hereby agree to be bound by the provisions of this Section 9 in reporting their shares of Company income and loss for income tax purposes.

               (c) Solely for purposes of determining a Member's proportionate share of the "excess nonrecourse liabilities" of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Members' interests in Company profits are in proportion to their Capital Percentages.

               To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Board of Directors shall endeavor to treat distributions of Net Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

               9.7 Tax Allocations: Code Section 704(c). In accordance with Code
Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value).

               In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

               Any elections or other decisions relating to such allocations shall be made by the Board of Directors in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this
Section 9.7 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.


                                    ARTICLE X

                         NET CASH FLOW AND DISTRIBUTIONS

               10.1 Free Cash Flow. "Free Cash Flow" shall mean all income and revenues of the Company less (i) all expenses and costs, (ii) all accrued and unpaid or unfunded costs and expenses, (iii) all principal and interest paid or payable on indebtedness and (iv) all reasonable reserves established by the Board of Directors for working capital requirements, to pay costs or expenses, for debt service or to provide funds for other contingencies.

               10.2 Distributions of Free Cash Flow. The Board of Directors shall determine the availability of Free Cash Flow for distribution, and shall distribute such available Free Cash Flow at such reasonable intervals as it may select. To the extent Free Cash Flow is distributed, such distributions shall be made to the Members in accordance with their respective Capital Percentages.

               10.3 Limitation Upon Distributions. No distribution shall be declared and paid unless, after the distribution is made, the fair value of the assets of the Company are in excess of the fair value of all liabilities of the Company, except liabilities to Members on account of their Capital Contributions and liabilities for which the recourse of creditors is limited to a specified property of the Company.

                                   ARTICLE XI

                 ACCOUNTING METHOD, PERIOD, RECORDS AND REPORTS

               11.1 Accounting Method. The books and records of account of the Company shall be maintained in accordance with the accrual method of accounting.

               11.2 Accounting Period. The Company's accounting period shall be the Fiscal Year.

               11.3 Records, Audits and Reports. At the expense of the Company, the Board of Directors shall maintain books and records of account of all operations and expenditures of the Company.

               11.4 Inspection. The books and records of account of the Company shall be maintained at the principal place of business of the Company or such other location as shall be determined by the Board of Directors and shall be open to inspection by the Members at all reasonable times during any business day.

               11.5 Preparation of Financial Statements. The Board of Directors shall cause to be prepared from the books of the Company and sent to the Members quarterly (a) a balance sheet as at the end of such period, (b) statements of net profit or loss and cash flow of the Company for such period and (c) statements of the aggregate amounts distributed to the Members pursuant to this Agreement for such period and the Members' respective shares thereof for such period.

                                   ARTICLE XII

                                   TAX MATTERS

               12.1 Tax Elections. The Board of Directors shall, without any further consent of the Members being required (except as specifically required herein), make any and all elections for federal, state, local, and foreign tax purposes including, without limitation, any election, if permitted by applicable law: (i) to adjust the basis of Property pursuant to Code Sections 754, 734(b) and 743(b), or comparable provisions of state, local or foreign law, in connection with transfers of Member Interests and Company distributions; (ii) with the consent of all of the Members, to extend the statute of limitations for assessment of tax deficiencies against the Members with respect to adjustments to the Company's federal, state, local or foreign tax returns; and (iii) to the extent provided in Code Sections 6221 through 6231 and similar provisions of federal, state, local, or foreign law, to represent the Company and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Members in their capacities as Members, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company and the Members. [___] is specifically authorized to act as the "Tax Matters Member" under the Code and in any similar capacity under state or local law.

               12.2 Tax Information. Necessary tax information shall be delivered to each Member as soon as practicable after the end of each Fiscal Year of the Company but not later than five (5) months after the end of each Fiscal Year.


                                  ARTICLE XIII

                         RESTRICTIONS ON TRANSFERABILITY

               13.1 Transfer Restrictions. Except as otherwise provided herein, no Member shall be permitted to sell, assign, transfer or otherwise dispose of, or mortgage, hypothecate or otherwise encumber, or permit or suffer any encumbrance of, all or any portion of its Member Interest without the prior written consent of all other Members (which consent may be withheld in the sole discretion of such Members).

                                   ARTICLE XIV

                           DISSOLUTION AND TERMINATION

               14.1 Dissolution Events.

               (a) Dissolution. The Company shall dissolve and shall commence winding up and liquidating upon the first to occur of any of the following (each a "Dissolution Event"):

                        (i) The unanimous vote of the Members to dissolve, wind up, and liquidate the Company;

                        (ii) A judicial determination that an event has occurred that makes it unlawful, impossible or impractical to carry on the Business; or

                        (iii) The Bankruptcy, dissolution, retirement, resignation or expulsion of any Member; provided, that any such event will not be deemed a Dissolution Event in the event that there are at least two remaining Members and each remaining Member agrees to continue the business of the Company within ninety (90) days after the occurrence of such an event.

The Members hereby agree that, notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Dissolution Event.

               (b) Reconstitution. If it is determined, by a court of competent jurisdiction, that the Company has dissolved prior to the occurrence of a Dissolution Event, then within an additional ninety (90) days after such determination (the "Reconstitution Period"), all of the Members may elect to reconstitute the Company and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited liability company on terms identical to those set forth in this Agreement. Unless such an election is made within the Reconstitution Period, the Company shall liquidate and wind up its affairs in accordance with Section 14.2 hereof. If such an election is made within the Reconstitution Period, then:

                        (i) The reconstituted limited liability company shall continue until the occurrence of a Dissolution Event as provided in Section 14.1(a);

                        (ii) Unless otherwise agreed to by a majority of the Members, the Certificate of Formation and this Agreement shall automatically constitute the Certificate of Formation and Agreement of such new Company. All of the assets and liabilities of the dissolved Company shall be deemed to have been automatically assigned, assumed, conveyed and transferred to the new Company. No bond, collateral, assumption or release of any Member's or the Company's liabilities shall be required;

provided that the right of the Members to select successor managers and to reconstitute and continue the Business shall not exist and may not be exercised unless the Company has received an opinion of counsel that the exercise of the right would not result in the loss of limited liability of any Member and neither the Company nor the reconstituted limited liability company would cease to be treated as a partnership for federal income tax purposes upon the exercise of such right to continue.

      14.2 Winding Up. Upon the occurrence of (i) a Dissolution Event or (ii) the determination by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Dissolution Event (unless the Company is reconstituted pursuant to Section 14.1(b) hereof), the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company's business and affairs, provided that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Members until such time as the Property has been distributed pursuant to this Section 14.2 and the Certificate of Formation has been canceled pursuant to the Delaware Act. The Liquidator shall be responsible for overseeing the winding up and dissolution of the Company, which winding up and dissolution shall be completed within ninety
(90) days of the occurrence of the Dissolution Event and within ninety (90) days after the last day on which the Company may be reconstituted pursuant to Section 14.1(b) hereof. The Liquidator shall take full account of the Company's liabilities and Property and shall cause the Property or the proceeds from the sale thereof (as determined pursuant to Section 14.10 hereof), to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:

               (a) First, to creditors (including Members who are creditors, to the extent otherwise permitted by law) in satisfaction of all of the Company's Debts and other liabilities (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made and liabilities for distribution to Members under Section 18-601 or 18-604 of the Delaware Act;

               (b) Second, except as provided in this Agreement, to Members and former Members of the Company in satisfaction of liabilities for distribution under Sections 18-601 or 18-604 of the Delaware Act; and

               (c) The balance, if any, to the Members in accordance with the positive balance in their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.

No Member shall receive additional compensation for any services performed pursuant to this Article XIV.

      14.3 Compliance With Certain Requirements of Regulations; Deficit Capital Accounts. In the event the Company is "liquidated" within the meaning of Regulations Section 1.704- 1(b)(2)(ii)(g), distributions shall be made pursuant to this Article XIV to the Members who have positive Capital Accounts in compliance with Regulations Section 1.704- 1(b)(2)(ii)(b)(2). If any Member has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all Allocation Years, including the Allocation Year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Article XIV may be:

               (a) Distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to Section 14.2 hereof; or

               (b) Withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Members as soon as practicable.

      14.4 Deemed Distribution and Recontribution. Notwithstanding any other provision of this Article XIV, in the event the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Dissolution Event has occurred, the Property shall not be liquidated, the Company's Debts and other liabilities shall not be paid or discharged, and the Company's affairs shall not be wound up. Instead, solely for federal income tax purposes, the Company shall be deemed to have contributed all of its Property and liabilities to a new limited liability company in exchange for an interest in such new company and, immediately thereafter, the Company will be deemed to liquidate by distributing interests in the new company to the Members.

      14.5 Rights of Members. Except as otherwise provided in this Agreement, each Member shall look solely to the Property of the Company for the return of its Capital Contribution and has no right or power to demand or receive Property other than cash from the Company. If the assets of the Company remaining after payment or discharge of the debts or liabilities of the Company are insufficient to return such Capital Contribution, the Members shall have no recourse against the Company or any other Member.

      14.6  Notice of Dissolution/Termination.

               (a) In the event a Dissolution Event occurs or an event occurs that would, but for provisions of Section 14.1, result in a dissolution of the Company, the Board of Directors shall, within thirty (30) days thereafter, provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Board of Directors) and shall publish notice thereof in a newspaper of general circulation in each place in which the Company regularly conducts business (as determined in the discretion of the Board of Directors).

               (b) Upon completion of the distribution of the Company's Property as provided in this Article XIV, the Company shall be terminated, and the Liquidator shall cause the filing of the certificate of cancellation pursuant to
Section 18-203 of the Delaware Act and shall take all such other actions as may be necessary to terminate the Company.

      14.7 Allocations During Period of Liquidation. During the period commencing on the first day of the Fiscal Year during which a Dissolution Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Members pursuant to Section 14.2 hereof (the "Liquidation Period"), the Members shall continue to share Profits, Losses, gain, loss and other items of Company income, gain, loss or deduction in the manner provided in Section 9 hereof.

      14.8 Character of Liquidating Distributions. All payments made in liquidation of the interest of a Member in the Company shall be made in exchange for the interest of such Member in Property pursuant to Section 736(b)(1) of the Code, including the interest of such Member in Company goodwill.

      14.9  The Liquidator.

               (a) Definition. The "Liquidator" shall mean a Person appointed by the Board of Directors to oversee the liquidation of the Company.

               (b) Fees. The Company is authorized to pay a reasonable fee to the Liquidator for its services performed pursuant to this Article XIV and to reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services.

               (c) Indemnification. The Company shall indemnify, save harmless, and pay all judgments and claims against such Liquidator or any officers, directors, agents or employees of the Liquidator relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Liquidator, or any officers, directors, agents or employees of the Liquidator in connection with the liquidation of the Company, including reasonable attorneys' fees incurred by the Liquidator, officer, director, agent or employee in connection with the defense of any action based on any such act or omission, which attorneys' fees may be paid as incurred, except to the extent such liability or damage is caused by the fraud or intentional misconduct of, or a knowing violation of the laws by, the Liquidator which was material to the cause of action.

      14.10 Form of Liquidating Distributions. For purposes of making distributions required by Section 14.2 hereof, the Liquidator may determine whether to distribute all or any portion of the Property in-kind or to sell all or any portion of the Property and distribute the proceeds therefrom.


                                   ARTICLE XV

                            MISCELLANEOUS PROVISIONS

               15.1 Notices. Any notice, demand or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered in writing personally to the party or to an executive officer of the party to whom the same is directed or if sent by recognized overnight courier or registered or certified mail, postage and charges prepaid, addressed to the Member's and/or Company's address, as appropriate, which is set forth in this Agreement. If mailed, any such written notice shall be deemed to be delivered two calendar days after being deposited in the United States mail with postage thereon prepaid, addressed and sent as aforesaid. If sent by recognized overnight courier, any such written notice shall be deemed to be delivered the date such overnight delivery is delivered or its delivery is attempted.

               15.2 Application of Delaware Law. This Agreement, and the application of interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Delaware, and specifically the Delaware Act.

               15.3 Waiver of Action for Partition. Each Member hereby irrevocably waives, during the term of the Company, any right that such Member may have to maintain any action for partition with respect to the property of the Company.

               15.4 Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

               15.5 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

               15.6 Waivers. No waiver of any right under this Agreement shall be effective unless evidenced in writing and executed by the Person entitled to the benefits thereof. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent another act or omission, which would have originally constituted a violation, from having the effect of an original violation.

               15.7 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other rights or remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

               15.8 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

               15.9 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

               15.10 Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person other than the parties hereto.

               15.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

               15.12 Amendments. This Agreement may not be amended except by an instrument in writing signed by all of the Members.

               15.13 Waiver of Consequential and Punitive Damages. No party to this Agreement shall be liable to any other party for indirect, consequential or punitive damages resulting from or arising out of this Agreement, including, but not limited to, loss of use of property, loss of profits, loss of products or business interruption.

               15.14 Other Terms. Unless the context shall require otherwise:

               (a) Words importing the singular number or plural number shall include the plural number and singular number respectively;

               (b) Words importing the masculine gender shall include the feminine and neuter genders and vice versa;

               (c) Reference to "include," "includes," and "including" shall be deemed to be followed by the phrase "without limitation;"

               (d) Reference in this Agreement to "herein," "hereby" or "hereunder", or any similar formulation, shall be deemed to refer to this Agreement as a whole, including the Exhibits; and

               (e) Reference to "or" shall be deemed to mean "and/or."

               EXECUTED as of this ____th day of ______, 1998.

                                          GPPW, INC.



                                          By: /s/ Faith Rosenfeld
                                               -----------------------
                                               Name: Faith Rosenfeld
                                               Title: President


                                          GPPD, INC.



                                          By: /s/ Faith Rosenfeld
                                              -----------------------
                                               Name: Faith Rosenfeld
                                               Title: President


              SIGNATURE PAGE TO LIMITED LIABILITY COMPANY AGREEMENT
                        OF GENERAL PORTABLE PRODUCTS, LLC